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                                                                   Exhibit 99.02


The Company incurred special items during the quarter, consisting primarily of restructuring and merger related costs, partially offset by income received in conjunction with settlement of litigation arising from antitrust claims against certain vitamin manufacturers for amounts overcharged in prior years ("vitamin litigation"). Merger charges include such items as costs associated with exit and consolidation of facilities as well as cost of integrating acquired businesses. Restructuring charges primarily relate to decisions made by management to incur costs to realign components of its business operations to meet current business demands. On a net basis, these special items totaled $49.0 million ($33.3 million after tax) versus $70.4 million ($44.5 million after tax) for the year-earlier period. In the opinion of management, these items, by their nature, rarely have predictable trends and are not truly reflective of ongoing operating results. Therefore, the Company presents its results on both a GAAP basis (GAAP) and a GAAP basis excluding these items (adjusted).

Management encourages readers to rely upon the GAAP numbers, but includes the adjusted numbers as a supplemental metric to assist readers. It should be noted that the items being adjusted from the GAAP results represent actual income or expense to the company. These items impact operating cash flow available to support on-going operations. As such, these charges and gains are an important component of the financial performance of the company and any metric excluding them will present an incomplete picture. Nevertheless, management uses adjusted income to measure its performance, in addition to the GAAP results. As the Company's core business is providing health care products and services to the healthcare industry, management finds it useful to use a metric that is free of charges and gains associated with restructuring, merger related activity and litigation. While these may be recurring items for the Company, management believes they are not reflective of the day-to-day offering of its services and products and more related to strategic, multiyear corporate actions that tend to mask the trends and financial performance of the Company's products and services. Management also believes that investors may also find an unmasked view of the Company's core operations to be useful.